Aaron S. Goldberg
Attorney-at-Law
9401 Wilshire Blvd., 10th Floor
Beverly Hills, CA  90212
310-274-9146

January 24, 2008

Writers’ Group Film Corp.
(the “Company” or the “Corporation”)
and the Persons and Entities
who are or will become
Personnel thereof
518 Oak St. #2
Glendale, CA  91204

Ladies and Gentlemen:

We render herewith our opinion as to certain matters pursuant to your request.

In rendering our opinion, we have examined and relied upon the following:

(a)  The Certificate of Incorporation dated March 9, 2007 and filed March 9, 2007; and bylaws of the Company dated March 9, 2007;

(b)  The materials contained in the first amended Registration Statement of the Corporation on Form SB-2 (SB-2/A) filed with the U.S. Securities and Exchange Commission (“SEC”) on December 14, 2007 (the "STATEMENT"), and to be amended with the re-filing of Part II of the SB-2 on or shortly after Monday, January 28, 2008, concerning the offering of the Company’s Common Stock (the “Stock”);

(c)  The corporate records book of the Company and any representations of Management contained therein, in particular the Certificate of the Corporation dated October 1, 2007; and

(d) Such other documents and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

We do not assume any obligation to advise investors or their representatives beyond the opinions specifically expressed. The terms used in this opinion shall have the meaning ascribed to them in the documents relied upon in rendering our opinion.

Based upon the foregoing assumptions, our review of the above documents, and subject to the qualifications listed herein, we are of the opinion that:

1.  The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, and will be fully authorized to transact the business in which it is engaged and in which it proposes to engage if it conducts its business as described in the STATEMENT.

2.  The Stock, when issued and sold, will be validly and legally issued under the laws of the State of Delaware; provided, however, that no opinion is rendered under this paragraph 2 regarding compliance with federal or state securities or blue sky laws. The Stock, when issued and sold upon payment of the offering price, will be fully paid and non-assessable and binding on the Company in accordance with their terms.

3.  The Stock, when issued and sold by the Company, will conform in all material respects to all statements concerning them contained in the STATEMENT.

4.  The disclosures contained in the STATEMENT are sufficient to satisfy the "information requirements" under the Securities Act of 1933, as amended, and Regulation S-B promulgated thereunder, as well as any anti-fraud provisions of any applicable laws and/or SEC rules and/or regulations assuming the receipt by each purchaser of a copy of the STATEMENT.

Nothing herein shall constitute an opinion as to the laws of any state or jurisdiction other than the laws of the State of Delaware and federal law regardless of the selected choice of law stated in any document discussed in this letter.

Our opinion is limited to the specific opinions expressed above. No other opinions are intended to be inferred therefrom. In the event that any of the facts are different from those which have been furnished to us and upon which we have relied, the conclusions as set forth above cannot be relied upon.

Very truly yours,

/s/ Aaron S. Goldberg

Aaron S. Goldberg
Attorney-at-Law